Exhibit 99

                                 FARMER MAC NEWS

FOR IMMEDIATE RELEASE                                       CONTACT
May 12, 2005                                                Jerome Oslick
                                                            202-872-7700

                     Farmer Mac's Regulator Approves Revised
                   Final Rule on Regulatory Capital Standards

     Washington, D.C. -- The Federal Agricultural Mortgage Corporation (Farmer Mac, NYSE: AGM and AGM.A) reported that its federal regulator, the Farm Credit Administration ("FCA"), at an open meeting today of its Board, approved a final rule that relates to regulatory capital standards on certain assets held by Farm Credit System (FCS) institutions other than Farmer Mac. Among other revisions, the Board removed from the final rule a provision in the August 6, 2004 proposed regulation that would have required FCS institutions to risk-weight assets on their books that are guaranteed by a government sponsored-enterprise (GSE), including Farmer Mac, based on the issuer credit rating of the GSE as determined by a nationally recognized statistical rating organization.

     Farmer Mac is a stockholder-owned instrumentality of the United States chartered by Congress to establish a secondary market for agricultural real estate and rural housing mortgage loans and to facilitate capital market funding for USDA-guaranteed farm program and rural development loans. Farmer Mac's Class C non-voting and Class A voting common stocks are listed on the New York Stock Exchange under the symbols AGM and AGM.A, respectively. Additional information about Farmer Mac is available on Farmer Mac's website at www.farmermac.com.

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